EXHIBIT 99.2

Contact:

Joel R. Jacks

Chairman and Chief Executive Officer

Federal Services Acquisition Corporation

(646) 403-9765

FOR IMMEDIATE RELEASE

FEDERAL SERVICES ACQUISITION CORPORATION

COMPLETES INITIAL PUBLIC OFFERING

New York, New York, October 27, 2005 — Federal Services Acquisition Corporation (the “Company”) (OTC Bulletin Board: FDSAU) announced today that it consummated its initial public offering of 21,000,000 units on October 25, 2005. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $126,000,000 to the Company. CRT Capital Group LLC acted as sole underwriter for the initial public offering.

Audited financial statements as of October 25, 2005, reflecting receipt of the proceeds upon consummation of the initial public offering, have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Federal Services Acquisition Corporation is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in the federal services and defense industries.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from CRT Capital Group LLC, 262 Harbor Drive, Stamford, Connecticut  06902.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.

Source: Federal Services Acquisition Corporation